[GRAPHIC OMITTED]


                                    CONTACTS
                                    --------

Gary L. Nalbandian                               Mark A. Zody
Chairman/President                               Chief Financial Officer

                                 (717) 975-5630


              PENNSYLVANIA COMMERCE BANCORP REPORTS RECORD EARNINGS
                                DEPOSITS GROW 32%
                                -----------------

         April 16, 2003- Camp Hill, PA - Pennsylvania Commerce Bancorp, Inc. (NASDAQ Small Cap Market Symbol: COBH) parent company of Commerce Bank/Harrisburg reported record earnings and increased deposits, assets and loans for the first quarter of 2003, it was announced today by Gary L. Nalbandian, Chairman of the bank holding company.


                                 March 31, 2003
                       FIRST QUARTER FINANCIAL HIGHLIGHTS
                       ----------------------------------

                                                    %
                                                Increase
                                                --------

*Total Assets:               $ 835 Million        31%
*Total Deposits:             $ 774 Million        32%
*Total Loans (Net):          $ 378 Million         9%

*Total Revenues:             $ 9.8 Million        21%
*Net Income:                 $ 1.6 Million        28%
*Net Income Per Share:       $ .71                25%

                                    Three Months Ended
                                         March 31,
                      --------------------------------------------------
                        2003              2002             % Increase
                      --------------------------------------------------

 (dollars in thousands, except per share data)

 Total Revenues:      $ 9,795              $ 8,121           21%
 Total Expenses:        7,028                5,747           22

 Net Income:            1,648                1,290           28

 Net Income Per Share:   $.71                 $.57           25


                            Balance Sheet Comparison
                            ------------------------

                               3/31/03    3/31/02        % Change
                         ----------------------------------------------
(dollars in thousands)

         Total Assets:      $ 835,099   $ 639,089         +31%
         Total Loans (Net):   377,631     345,571           9
         Total Deposits:      774,359     588,371          32
         Core Deposits:       710,166     547,520          30

         In commenting on the Company's financial results, Chairman Nalbandian said, "Our proven and focused retail strategy continued to provide exceptional deposit growth and strong earnings momentum during the first quarter of 2003."

         Some of our financial highlights were:

>>       Net income increased 28% over first quarter one year ago.

>>       Total revenues increased 21% for the first quarter.

>>       Earnings per share rose 25% for the first quarter.

>> Core deposits grew 30%, or $163 million, over the previous 12 month period.

>>       Comparable store core deposits grew 21%.

>> In late March, the Company began construction for a new branch to be located on Union Deposit Road in Dauphin County.

>> In early April groundbreaking ceremonies were held for a new store in Exeter Township in Berks County. The Exeter store will mark our initial entry into the

         Reading, PA market. This will bring the company's total number of stores to 20 with plans to build three additional branches later in 2003.


>> Our one, five and ten year returns compared to the S&P Index were as follows:

                             Commerce            S & P Index
                             --------            -----------
           1 year              -8%                   -25%
           5 years             10                     -4
           10 years            17                     10

Total Deposits
--------------

         The Company's strong growth continues with total deposits at March 31, 2003 reaching $774 million, a $186 million, or 32%, increase over total deposits of $588 million one year ago.

                       03/31/03     03/31/02    $ Increase        % Increase
                       --------     --------      --------          --------
(dollars in  thousands)

   Core Deposits     $ 710,166     $ 547,520     $ 162,646            30%
   Total Deposits      774,359       588,371       185,938            32%

         The Company's total deposit cost of funds including non-interest-bearing demand deposits was 1.56% for the first three months of 2003. Total cost of all funding sources was 1.75% for the first quarter of 2003 compared to 2.50% for the same period in 2002.

         "Same-store core deposit growth" at March 31, 2003 was 21% as "America's Most Convenient Bank" continues to prove that service matters.

Net Income and Earnings Per Share
---------------------------------

         Net income totaled $1.6 million for the first quarter of 2003, up $358,000, a 28% increase over net income of $1.3 million as reported for the first quarter of 2002.

         Net income per share on a fully diluted basis for the first quarter was $0.71, a 25% increase over the $0.57 recorded for the same period a year ago.


                               Three Months Ended
                               ------------------
                         03/31/03             03/31/02        % Increase
                         --------             --------        ----------
(dollars in thousands, except per share data)

 Net Income                $ 1,648           $ 1,290                28%
 Earnings Per Share        $   .71           $   .57                25%

Total Revenues
--------------
                               Three Months Ended
                               ------------------
                         03/31/03             03/31/02        % Increase
                         --------             -------         ----------
(dollars in thousands, except per share data)

 Total Revenue             $ 9,795           $ 8,121                 21%
 Revenue Per Share         $ 17.36           $ 14.80                 17%


         Total revenues (net interest income plus non-interest income) increased $1.7 million to $9.8 million, a 21% increase over the first quarter of 2002.

         Total revenue growth for the first quarter of 2003 resulted from a 21% increase in net interest income and increased non-interest income of 20%.

Net Interest Income and Net Interest Margin
-------------------------------------------

         Net interest income for the first quarter of $7.6 million represented a 21% increase over the $6.3 million recorded a year ago. The Company's strong, low-cost core deposit growth fueled volume increases in the level of interest earning assets which resulted in the increase in interest income.

         The net interest margin for the first quarter of 2003 was 4.16% compared to 4.14% for the fourth quarter 2002. This increase is primarily the result of a reduction of the Company's cost of funds, which more than offset a decline in yields on interest-earning assets.

Loans and Asset Quality
-----------------------

         Loans increased $32 million, or 9%, to $378 million from a year ago, reflecting a continuing commitment to the credit needs of Commerce's market areas. The Company continues to maintain a conservative approach to lending and has avoided the problems experienced by other Banks by participation in sub-prime loans and loans to sectors considered higher risk in the current economy.

         Asset quality continues to be strong as non-performing assets at March 31, 2003 totaled $1.0 million, or 0.12% of total assets, versus $1.4 million, or ..22% of total assets one year ago. Net charge-offs as a percentage of average loans outstanding for the first quarter 2003 were 0.01% as compared to 0.05% for the same period last year.

         The Company's asset quality results are highlighted below:

                                                   Three Months Ended
                                                   ------------------
                                                 3/31/03             3/31/02
                                                 -------             -------
         Non-Performing Assets/Assets             0.12%               0.22%
         Net Loan Charge-Offs                     0.01%               0.05%
         Loan Loss Reserve/ Gross Loans           1.42%               1.37%
         Non-Performing Loan Coverage              766%                370%
         Non-Performing Assets/Capital               2%                  4%
              and Reserves

         The Company increased its reserve for possible loan losses as a percentage of loans to 1.42% from 1.37% one year ago.

Investments
-----------

         The Company's investment portfolio increased by $157 million to $370 million from $213 million one year ago.

         The portfolio, consisting mainly of high quality U.S. Government agency and mortgage-backed obligations, has an average life of 3.5 years and a current duration of 2.8 years. The average life and duration of the portfolio at March 31, 2002 were 6.8 years and 4.4 years, respectively. The appreciation in the available for sale and held to maturity portfolios totaled $5.8 million at March 31, 2003.

Capital
-------

         Stockholders' equity at March 31, 2003 totaled $44 million, an increase of 30%, over stockholders' equity of $34 million at March 31, 2002. Return on average stockholders' equity ("ROE") for the first quarter of 2003 was 15.20% as compared to 15.50% for the first quarter of 2002.

         The Company's capital ratios at March 31, 2003 were as follows:

                                              Regulatory Guidelines
                            Commerce            "Well Capitalized"
                            --------          ---------------------
        Leverage Ratio        7.02%                  5.00%
        Tier 1               10.95                   6.00
        Total Capital        12.01                  10.00

Retail Activities
-----------------

         In late March, the Company began construction for a new branch to be located on Union Deposit Road in Dauphin County.

         In early April groundbreaking ceremonies were held for a new store in Exeter Township in Berks County. The Exeter store will mark our initial entry into the Reading, PA market. This will bring the company's total number of stores to 20 with plans to build three additional branches later in 2003.

         Commerce Bank continues its leading role in on-line banking with its penetration rate of 33%, which is one of the highest in America.

         Commerce serves customers in Cumberland, Dauphin, Lebanon and York counties and has now broken ground in the Reading area of Berks County for a store opening later this summer.

         Commerce Bank/Harrisburg is also a member of "the Commerce Bank Network" led by Commerce Bancorp (NYSE: CBH) in Cherry Hill, N.J.

                           FORWARD-LOOKING STATEMENTS

         The Company may from time to time make written or oral "forward-looking statements," including statements contained in the Company's filings with the Securities and Exchange Commission, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

         These forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Company's control). The words "may", "could", "should", "would", "believe", "anticipate", "estimate", "expect", "intend", "plan" and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause the Company's financial performance to differ materially from that expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System (the "FRB"); inflation; interest rate, market and monetary fluctuations; the timely development of competitive new products and services by the Company and the acceptance of such products and services by customers; the willingness of customers to substitute competitors' products and services for the Company's products and services and vice versa; the impact of changes in financial services' laws and regulations (including laws concerning taxes, banking, securities and insurance); technological changes; future acquisitions; the expense savings and revenue enhancements from acquisitions being less than expected; the growth and profitability of the Company's noninterest or fee income being less than expected; unanticipated regulatory or judicial proceedings; changes in consumer spending and saving habits; and the success of the Company at managing the risks involved in the foregoing.

         The Company cautions that the foregoing list of important factors is not exclusive. The Company does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company.